Exhibit 10.1

SePARATION Agreement AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between Annovis Bio, Inc. (the “Company”) and Jeffrey B. McGroarty (“Executive”).

WHEREAS, the Company is terminating Executive’s employment with the Company without cause effective September 9, 2022 (the “Separation Date”), pursuant to Section 4(c) of Executive’s Employment Agreement dated March 24, 2020 (the “Employment Agreement”); and

WHEREAS, Executive and the Company wish to end their employment relationship on mutually agreeable terms as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.                General Terms of Termination. Whether or not Executive signs this Agreement:

(a)               Executive’s last day of employment will be the Separation Date. Executive will be paid for all time worked up to and including Executive’s last day of employment.

(b)               Executive’s eligibility to participate in Company sponsored group health coverage as an employee of the Company will end effective September 30, 2022. However, Executive will be eligible to continue to participate in this health coverage in accordance with a Pennsylvania law called Act 2 of 2009 (“Mini-COBRA”), subject to Mini-COBRA’s terms, conditions and restrictions.

(c)               Executive’s eligibility to participate in all other Company sponsored group benefits will end effective on the Separation Date.

(d)               Executive will be reimbursed for any expenses properly incurred, provided that Executive submits receipts for such expenses in accordance with the Company’s reimbursement policy on or before the Separation Date.

(e)               Executive will not be eligible to receive an Annual Bonus for fiscal year 2022.

2.                Severance Benefits.

(a)               If Executive signs and does not revoke this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below:

(i)                 The Company will pay Executive a total of three (3) months of severance pay at Executive’s Base Salary as of the Separation Date, less withholding of all applicable federal, state and local taxes. The severance payments will be paid to Executive in equal installments over a three (3) month period following the Separation Date (the “Severance Period”), in accordance with the Company’s regular payroll practices. The first payment will be made on the Company’s first payroll pay date that occurs on or after sixty (60) days after the Separation Date. Such first payment will be in the aggregate amount of the payments that Executive would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the payments to be paid as set forth above;

(ii)              Until the earlier of (A) the end of the Severance Period and (B) the date on which Executive becomes eligible for group health benefits from another employer, the Company will reimburse Executive (upon presentation of proof of payment) for the same portion of the monthly premium for Executive’s continued participation in the Company’s group health coverage pursuant to Mini-COBRA as was in effect on the Separation Date. Thereafter, Executive’s continued participation in the Company’s group health coverage pursuant to Mini-COBRA shall be at Executive’s sole expense; and

(iii)            The Company will amend the following Stock Option Agreements and Nonqualified Stock Option Agreements to extend the exercise period set forth in Section 3.3(b) of each such agreement until the expiration of two (2) years after the Separation Date (the “Extension”):

(1)               Stock Option Agreement dated April 9, 2020;

(2)               Stock Option Agreement dated July 7, 2021;

(3)               Stock Option Agreement dated January 3, 2022;

(4)               Nonqualified Stock Option Agreement dated July 7, 2021;

(5)               Nonqualified Stock Option Agreement dated December 6, 2021 (grant of option to purchase 30,396 shares); and

(6)               Nonqualified Stock Option Agreement dated December 6, 2021 (grant of option to purchase 165,199 shares).

Executive acknowledges that (A) the Extension may cause options granted to Executive pursuant to the Stock Option Agreements listed above to be deemed nonqualified stock options for federal tax purposes, and (B) the Extension may trigger adverse tax treatment with respect to all options granted to Executive, including, but not limited to, excise taxes under Section 409A of the Internal Revenue Code.  Executive further acknowledges that any additional tax liability to Executive as a result of the Extension shall be solely and exclusively Executive’s responsibility.

For the avoidance of doubt, any shares of the options granted pursuant to the above-listed Stock Option Agreements and Nonqualified Stock Option Agreements that remain unvested as of the Separation Date will be forfeited in accordance with the terms of the applicable agreement.

(b)               For purposes of this Agreement, the term “Severance Benefits” includes the payments and other benefits set forth above in this Paragraph 2.

(c)               Executive will not be eligible for the Severance Benefits described in this Paragraph 2 if Executive revokes this Agreement on a timely basis in accordance with Paragraph 19 below.

3.                General Release.

(a)               In exchange for the Severance Benefits described in Paragraph 2, Executive releases and forever discharges, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind (collectively “Claims”) as described below which Executive, Executive’s heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)               By agreeing to this General Release, Executive is waiving any and all Claims that can be waived, to the maximum extent permitted by law, which Executive has or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before Executive signs this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(i)            any Claims having anything to do with Executive’s employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(ii)           any Claims having anything to do with the termination of Executive’s employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(iii)          any Claims for severance, benefits, bonuses, commissions and/or other compensation of any kind;

(iv)          any Claims for reimbursement of expenses of any kind;

(v)           any Claims for attorneys’ fees or costs;

(vi)          any Claims under the Employee Retirement Income Security Act (“ERISA”);

(vii)         any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws;

(viii)        any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act or any state or local leave laws;

(ix)          any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(x)           any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state law governing military leave;

(xi)          any Claims for violation of public policy;

(xii)         any whistleblower or retaliation Claims;

(xiii)        any Claims for emotional distress or pain and suffering;

(xiv)        any Claims under the Employment Agreement; and/or

(xv)          any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, invasion of privacy and misrepresentation.

(c)               Releasees. The term “Releasees” includes: the Company and any parent, subsidiary, related or affiliated companies of the Company, and each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

(d)               Known and Unknown Claims. This General Release includes all Claims known or unknown by Executive, those that Executive may have already asserted or raised as well as those that Executive has never asserted or raised.

(e)               For purposes of this Agreement, the term “General Release” shall refer to this Paragraph 3 and all of its subparagraphs.

4.                Non-Released Claims. The General Release in Paragraph 3 above does not apply to:

(a)               Any Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;

(b)               Any Claims to require the Company to honor its commitments set forth in this Agreement;

(c)               Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement;

(d)               Any Claims that arise after Executive has signed this Agreement;

(e)               Any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, any Claims for statutory indemnity and any other Claims that cannot be waived by a private agreement.

The General Release is subject to and restricted by Executive’s Retained Rights in Paragraph 5.

5.                Sale of Company Stock.

(a)               Other than as set forth in this Paragraph 5, for a period of twenty-four (24) months from the Separation Date (the “Restriction Period”), Executive will not, directly or indirectly:

(i)            offer for sale, sell, assign, pledge, encumber, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock of the Company (“Shares”); or

(ii)            enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise (the actions and events in Paragraph 5(a)(i) and Paragraph 5(a)(ii), collectively, a “Transfer”).

(b)               Notwithstanding the provisions of Paragraph 5(a) above, Executive may:

(i)            subject to the provisions set forth in Paragraph 5(b)(ii), Transfer up to 100,000 Shares in the period from October 1, 2022 through March 31, 2023, up to 100,000 Shares in the period from April 1, 2023 through September 30, 2023, and up to 100,000 Shares in the period from October 1, 2023 through March 31, 2024; and

(ii)           during the Restriction Period, Transfer Shares only in “brokers’ transactions” (within the meaning of Section 4(a)(4) of the Securities Act of 1933, as amended) on any trading day during the Restriction Period (the “Trade Date,” which shall be the date that Executive agrees to Transfer the applicable Shares) up to a maximum of 7.5% of the Average Daily Volume, provided that each such Transfer must comply with the policies of the Company that restrict transfers that are unlawful, if applicable to Executive, and with applicable laws and regulations;

(c)               The restrictions in Paragraphs 5(a) and 5(b) shall not apply to: (i) Transfers of Shares as a bona fide gift; (ii) Transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Executive or the immediate family of the Executive; (iii) Transfers of Shares to any beneficiary of the Executive pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) Transfers of Shares to the Company; (v) Transfers of Shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Company; or (vi) any cashless exercise of stock options and dispositions of Shares to satisfy the Executive’s tax withholding obligations upon the vesting of stock options; provided that in the case of any Transfer or distribution pursuant to clause (i), (ii) or (iii) of this Paragraph 5(c), each donee, distributee or transferee shall sign and deliver to the Company, prior to such Transfer, an agreement containing the agreements set forth in this Paragraph 5.

(d)               For purposes of this Agreement: (x) “Average Daily Volume” shall mean, as of the applicable Trade Date, the average of the Company’s daily trading volume for each trading day during the 30-day period preceding the Trade Date; and (y) “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

6.               Retained Rights.

(a)               Regardless of whether or not Executive signs this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with Executive’s: (i) obligation to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to – or testify or otherwise participate in any action, investigation or proceeding of – any government agency or commission (including, but not limited, to the U.S. Equal Employment Opportunity Commission (“EEOC”) or U.S. Securities and Exchange Commission (“SEC”)); or (iii) obligation to disclose any information or produce any documents as is required by law or legal process.

(b)               Further, the General Release in Paragraph 3 does not prevent Executive from contacting, providing information or documents (without notice to the Company) to or filing a charge with any federal, state or local government agency or commission (including, but not limited to, the EEOC or SEC). However, the General Release does prevent Executive, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims Executive has released in Paragraph 3 in connection with any agency, commission or court proceeding. Notwithstanding the foregoing, nothing set forth in this Agreement limits Executive’s right to receive a monetary award for information provided to the U.S. Securities and Exchange Commission pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

7.                Adequacy of Consideration. Executive acknowledges and agrees that the Severance Benefits under Paragraph 2 above:

(a)               Are not required by any policy, plan or prior agreement;

(b)               Constitute adequate consideration to support the General Release in Paragraph 3 above and the restrictions on Executive’s ability to sell Company stock in Paragraph 5 above; and

(c)               Fully compensate Executive for the Claims Executive is releasing.

For purposes of this paragraph, “consideration” means something of value to which Executive is not already entitled.

8.                Prohibition on Executive’s Using or Disclosing Confidential Information.

(a)               Regardless of whether Executive signs this Agreement, Executive is prohibited from using or disclosing confidential and/or proprietary information which Executive created or acquired in the course of Executive’s employment with the Company and which is not generally known by or readily accessible to the public (“Confidential Information”). Confidential Information includes, but is not limited to, the Company’s proprietary and/or confidential business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials, data, improvements, disclosures, collaborators, customers, contractor and supplier lists and/or other proprietary and/or confidential information. This prohibition is subject to and limited by Executive’s Retained Rights in Paragraph 6 above.

(b)               Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.                 Duty to Notify the Company’s President & Chief Executive Officer. Regardless of whether Executive signs this Agreement, and in order to protect Confidential Information, in the event Executive receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information, Executive must notify immediately the Company’s President & Chief Executive Officer by calling her at the following phone number: (610) 727-3710. Regardless of whether Executive is successful in reaching the President & Chief Executive Officer by telephone, Executive also must notify her immediately in writing, via e-mail, at maccecchini@annovisbio.com. A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. Executive shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the written notification before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This obligation is subject to and limited by Executive’s Retained Rights in Paragraph 6 above.

10.              Company Property and Documents. Regardless of whether Executive signs this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above:

(a)               Executive must return to a designee of the Company’s Board of Directors retaining no copies: (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs); and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.); and

(b)               Executive also must download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts.

Executive’s execution of this Agreement constitutes Executive’s certification that Executive has complied with Executive’s obligations set forth in this Paragraph 10.

11.              Non-Disparagement. Subject to the Retained Rights set forth in Paragraph 6 above, Executive covenants and agrees that Executive shall not in any form (including in writing, orally or electronically) or to any person or entity criticize, denigrate, or disparage any of the Releasees (as defined above), including but not limited to their competence, management, employees, services, character, reputation, or work environment.

12.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania.

13.              Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any of the Releasees (as defined above). Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

14.              Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

15.              Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for any stock option agreements between the Company and Executive, which survive the termination of Executive’s employment and are incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by the Company’s President & Chief Executive Officer.

16.              Acknowledgment. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. Executive also acknowledges and agrees that Executive has been paid for all time worked and have received all other compensation owed to Executive, except for any payments owed to Executive pursuant to Paragraph 1 which shall be paid to Executive regardless of whether Executive sign this Agreement.

17.              Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

18.              Headings/Days. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

19.              Representations. Executive agrees and represents that:

(a)               Executive has read carefully the terms of this Agreement, including the General Release;

(b)               Executive has had an opportunity to and has been encouraged to review this Agreement, including the General Release, with an attorney;

(c)               Executive understands the meaning and effect of the terms of this Agreement, including the General Release;

(d)               Executive was given twenty-one (21) days following Executive’s receipt of this Agreement to determine whether Executive wished to sign this Agreement, including the General Release;

(e)               Executive’s decision to sign this Agreement, including the General Release, is of Executive’s own free and voluntary act without compulsion of any kind;

(f)                No promise or inducement not expressed in this Agreement has been made to Executive;

(g)               Executive understands that Executive is waiving the Claims as set forth in Paragraph 3 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 4 above and Executive’s Retained Rights in Paragraph 6 above); and

(h)               Executive has adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

20.              Revocation Period. If Executive signs this Agreement, Executive will retain the right to revoke it for seven (7) days. If Executive revokes this Agreement, Executive is indicating that Executive has changed Executive’s mind and does not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without Executive having revoked it. To revoke this Agreement, Executive must send a certified letter to: Maria Maccecchini, 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312. The letter must be post-marked within seven (7) days of Executive’s execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If Executive revokes this Agreement on a timely basis, Executive shall not be eligible for the Severance Benefits set forth in Paragraph 2.

21.              Offer Expiration Date. Executive has twenty-one (21) days after Executive’s receipt of this Agreement to decide whether Executive wishes to sign this Agreement. However, Executive may not sign this Agreement before the Separation Date, and any such signature shall be null and void. If Executive does not sign this Agreement within twenty-one (21) days of Executive’s receipt of it, then this offer shall expire and Executive will not be eligible for the Severance Benefits set forth in Paragraph 2 above.

22.              Execution. This Agreement may be executed in several counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)) and, as so executed, shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the original or the same counterpart.

[signature page follows]

Executive represents and agrees that Executive has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against the Company and the Releasees (as such terms are defined herein) as more fully described in this Agreement. Executive acknowledges that Executive is not in entering into this Agreement relying on any representations by the Company or other Releasees concerning the meaning of any aspect of this Agreement.

Annovis Bio, Inc.

Printed Name: Maria Maccecchini

Signature:	/s/ Maria Maccecchini

Title: President and CEO

Date: 9/9/2022

Executive

Printed Name: Jeffrey McGroarty

Signature:	/s/ Jeffrey McGroarty

Date: 9/9/2022